Exhibit 99

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2004

THIRD QUARTER RESULTS

Revenues Increase 12% to Record Level

Earnings Increase 26% to $0.38 Per Diluted Share

Mentor, Ohio (January 22, 2004) – STERIS Corporation (NYSE: STE) today announced financial results for its third quarter ended December 31, 2003. Fiscal 2004 third quarter net income was $27.1 million or $0.38 per diluted share, an increase of 26% compared with net income of $21.5 million, or $0.30 per diluted share in the third quarter of fiscal 2003.

For the nine months ended December 31, 2003, net income was $63.9 million, or $0.91 per diluted share, an increase of 21% compared with net income of $52.7 million, or $0.75 per diluted share in the same period of fiscal 2003.

Fiscal 2004 third quarter total net revenues increased 12% to a quarterly record $274.3 million, compared with $244.3 million in the same period a year ago. The revenue improvement was driven from all three of the Company’s business segments. The most significant improvement in revenues was in the Life Sciences segment, which showed strong year-over-year revenue growth of 25%. The Isomedix business drove 13% revenue growth and revenues in the Healthcare business increased 8%. For the first nine months of fiscal 2004, revenues were $791.0 million, an increase of 13% compared with $698.4 million in the first nine months of fiscal 2003. Excluding the impact of acquisitions, revenue growth was 9% in the third quarter and in the first nine months of fiscal 2004.

Commenting on the results, Les C. Vinney, STERIS’s President and Chief Executive Officer, said, “I am pleased that we continue to deliver strong quarterly results that reflect the progress we are making across the Company. Although softer demand in the U.S. hospital market tempered revenue growth in the quarter, results in our Life Sciences and Isomedix segments, combined with improved expense levels, led to accelerated growth in earnings. We

STERIS Corporation

News Announcement

January 22, 2004

are also making strides with key aspects of our strategic growth initiatives to introduce new products and apply our technologies more broadly. For example, in Europe we recently introduced the Reliance EPS endoscope processing device for high level disinfection in the gastrointestinal suite. This innovative technology demonstrates STERIS’s unique ability to provide equipment and chemistries together in an integrated system. We are currently seeking approval from the U.S. Food and Drug Administration for use in the United States. We also completed an anthrax decontamination project for the United States Department of State, which validated the application of our proprietary process for large scale decontamination.”

Segment Results

In fiscal 2004, the Company began reporting three segments: Healthcare, Life Sciences, and STERIS Isomedix Services. The operating profit reported for the segments reflects the full allocation of all distribution, corporate, and research and development expenses to each of the business segments. In the fiscal 2004 third quarter, revenue and operating profit improvement was evident in all three business segments.

Healthcare revenues for the fiscal 2004 third quarter increased 8% to $188.6 million, compared with $173.8 million in the same quarter of fiscal 2003. Increased revenues primarily were driven by acquisitions and a double-digit increase in recurring revenues. Revenue growth was tempered by demand from United States hospitals, as purchasing activity slowed during the quarter. However, long-term project and construction activity at hospitals remains strong. Operating profit in the Healthcare segment for the fiscal 2004 third quarter increased to $31.4 million, compared with $29.2 million in the third quarter of fiscal 2003. A planned effort to reduce inventories impacted production levels and gross margins. This factor was partially offset by price increases and a better mix of higher margin recurring revenues. For the first nine months of fiscal 2004, Healthcare segment revenues increased 9% to $547.8 million compared with $500.7 million in the same period a year ago. Operating profit in the Healthcare segment for the first nine months of fiscal 2004 was $83.9 million, compared with $75.3 million in the fiscal 2003 period.

STERIS Corporation

News Announcement

January 22, 2004

Life Sciences fiscal 2004 third quarter revenues increased 25% to $63.9 million compared with $51.2 million in the third quarter last year. The growth in revenues resulted from increased demand by customers in pharmaceutical production, particularly for capital equipment such as freeze dryers. In the fiscal 2004 third quarter, Life Sciences recorded operating profit of $3.3 million compared with operating profit of $3.1 million in the third quarter of fiscal 2003. Increased revenue from lower margin capital equipment and foreign currency exchange rates drove a decline in gross margin rate for the segment. For the first nine months of fiscal 2004, Life Sciences segment revenues increased 29% to $179.2 million compared with $139.1 million in the same period a year ago. Operating profit was $3.1 million, compared with operating profit of $0.7 million in the fiscal 2003 period.

Fiscal 2004 third quarter revenues for Isomedix increased 13% to $21.8 million compared with $19.3 million in the third quarter of fiscal 2003. Increased growth in the medical device industry, a slight recovery in the lab products industry, and higher capacity utilization all contributed to the improvement in revenues. Fiscal 2004 third quarter operating profit was $3.2 million compared with $1.8 million in the third quarter last year. The operating margin improvement stemmed from a higher level of capacity utilization. For the first nine months of fiscal 2004, Isomedix segment revenues increased 9% to $63.9 million compared with $58.6 million in the same period a year ago. For the first nine months of fiscal 2004, Isomedix segment operating profit was $9.4 million, compared with $7.8 million in the fiscal 2003 period.

Total Company Costs and Expenses

Gross profit margin in the fiscal 2004 third quarter was 42.0% compared with 42.5% in the prior-year third quarter. The decline in gross profit margin reflects a change in the mix of revenues toward capital equipment, in particular Life Sciences equipment, which typically carries lower gross margins, lower production levels in certain facilities and the impact of foreign currency exchange rates. These factors were partially offset by improved pricing and operational efficiencies. For the first nine months of fiscal 2004, gross profit margin was 42.0% compared with 41.8% in the fiscal 2003 period.

STERIS Corporation

News Announcement

January 22, 2004

Total operating expenses for the third quarter of fiscal 2004 were $77.3 million compared with $69.9 million in the same quarter of fiscal 2003. As a percentage of revenues, operating expenses declined to 28.2% compared with 28.6% in the same quarter last year, reflecting lower selling, general and administrative expenses as a percentage of revenue. Research and development expenditures totaled $7.6 million in the quarter, an increase of 12% compared with the third quarter of fiscal 2003. For the first nine months of fiscal 2004, total operating expenses were $235.9 million compared with $208.3 million in the first nine months of fiscal 2003. As a percentage of revenues, total operating expenses were 29.8% in the first nine months of both fiscal 2004 and fiscal 2003.

The Company recently completed some significant tax planning initiatives that resulted in the ability to use foreign tax credits related to earnings of international operations taxed in the United States. The Company now believes that its full year fiscal 2004 tax rate will be approximately 33%, resulting in a year-to-date adjustment and a tax rate of 27.5% in the third quarter. Some of the tax benefits only impact the current fiscal year and a sustainable tax rate for the Company is believed to be approximately 34%.

Cash Flow and Capital Structure

Cash provided by operations for the third quarter of fiscal 2004 was $40.0 million, compared with $20.6 million for the third quarter of fiscal 2003, reflecting higher net income and lower overall working capital requirements, particularly as a result of reduced inventory levels. For the first nine months of fiscal 2004 cash provided by operations was $67.9 million compared with $81.6 million in the first nine months of fiscal 2003, reflecting higher overall working capital requirements. Free cash flow, defined as operating cash flow less capital spending, was $22.3 million in the third quarter of fiscal 2003 compared with $5.7 million in the prior-year quarter, reflecting the higher level of cash provided by operations. Free cash flow was $19.4 million in the first nine months of fiscal 2004 compared with free cash flow of $36.4 million in the fiscal 2003 period. Free cash flow for all of fiscal 2004 is currently anticipated to be approximately $60 million. The Company repurchased 120,900 shares of common stock in the quarter at an average purchase price of $20.44 per share. Additionally, the Company issued $100

STERIS Corporation

News Announcement

January 22, 2004

million of notes in a private placement to certain institutional investors to enable the Company to fund future growth. The financing consists of senior unsecured notes that have various maturities and interest rates. Of the total, $40 million matures in five years at an interest rate of 4.20%, $40 million matures in ten years at a rate of 5.25% and the remaining $20 million matures in 12 years at a rate of 5.38%. During the quarter, the proceeds of the private placement were used to repay bank debt with the remaining balance being invested.

Outlook

The Company is currently anticipating revenue growth of approximately 12% for the year and earnings in the range of $1.33 to $1.35 per diluted share. In the fourth quarter of fiscal 2004, the Company anticipates revenue growth of approximately 8% and earnings to be in the range of $0.42 to $0.44 per diluted share. For all of fiscal year 2005, the Company currently anticipates core revenue growth to be approximately 9% and core earnings to be approximately $1.50 per diluted share.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-415-228-4835 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on January 22, 2004, until 5:00 p.m. Eastern time on January 31, 2004, either over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by calling 1-800-308-6785 in the United States and Canada, and 1-402-220-3835 internationally.

STERIS Corporation

News Announcement

January 22, 2004

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. Additional information about STERIS can be found on the Company’s Website at www.steris.com.

Contact: Aidan Gormley, Senior Director, Investor Relations, 440-392-7607.

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This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that compliance with laws, court rulings, regulations, or certification requirements of domestic and foreign authorities may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services.

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STERIS Corporation

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenues	$274,286	$244,312	$790,955	$698,395
Cost of revenues	159,189	140,369	458,673	406,242

Gross profit	115,097	103,943	332,282	292,153
Operating expenses:
Selling, general, and administrative	69,623	63,103	214,182	190,808
Research and development	7,648	6,811	21,726	17,540

	77,271	69,914	235,908	208,348

Income from operations	37,826	34,029	96,374	83,805
Interest expense, net	448	466	1,432	1,420

Income before income taxes	37,378	33,563	94,942	82,385
Income tax expense	10,285	12,083	31,008	29,659

Net income	$27,093	$21,480	$63,934	$52,726

Earnings per common share data:
Basic earnings per common share	$0.39	$0.31	$0.92	$0.76
Diluted earnings per common share	$0.38	$0.30	$0.91	$0.75
Weighted average number of common shares outstanding:
Basic number of shares outstanding	69,468	69,389	69,425	69,382
Diluted number of shares outstanding	70,559	70,568	70,631	70,674

STERIS Corporation

Consolidated Balance Sheets

(In thousands)

	December 31, 2003	December 31, 2003
Assets	(unaudited)

Current assets
Cash and cash equivalents	$38,852	$25,941
Net accounts receivable	218,492	211,687
Net inventories	113,711	90,135
Other current assets	27,467	26,669

Total current assets	398,522	354,432

Net property, plant, and equipment	368,032	345,621
Net intangible assets	229,305	192,416
Other assets	1,892	2,523

Total assets	$997,751	$894,992

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$52,885	$72,969
Other current liabilities	114,733	118,082

Total current liabilities	167,618	191,051

Long-term debt	110,405	59,704
Other liabilities	79,300	74,707
Shareholders’ equity	640,428	569,530

Total liabilities and shareholders’ equity	$997,751	$894,992

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Segment Revenue

Healthcare	$188,583	$173,816	$547,824	$500,737
Life Sciences	63,917	51,230	179,217	139,059
STERIS Isomedix Services	21,786	19,266	63,914	58,599

Total	$274,286	$244,312	$790,955	$698,395

Segment operating profit

Healthcare	$31,364	$29,169	$83,863	$75,274
Life Sciences	3,255	3,092	3,127	732
STERIS Isomedix Services	3,207	1,768	9,384	7,799

Total	$37,826	$34,029	$96,374	$83,805